Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Full Year 2016 and Fourth Quarter Earnings;
Maintains Growth Outlook for 2017
Dallas, February 1, 2017: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported 2016 GAAP diluted earnings per share of $6.19 and adjusted earnings per share of $6.61. The company also reported fourth quarter 2016 GAAP diluted earnings per share of $1.12 and adjusted earnings per share of $1.52. Robust operating models in both Materials Solutions and the Acetyl Chain contributed to superior performance this year. Advanced Engineered Materials delivered strong results by expanding the opportunity pipeline which combines one of the broadest polymer portfolios with exceptional application expertise to develop customer specific solutions. Earlier today, Celanese announced an agreement to acquire Nilit Plastics' nylon compounding division, which will further enhance both the polymer portfolio and ability to service customers more comprehensively. The Acetyl Chain delivered differentiated results by leveraging its technology advantage, integrated network and global presence to sustain profitability in a slow growth environment.
Fourth Quarter and Full Year 2016 Highlights:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss)
Advanced Engineered Materials	87	51	350	235
Consumer Specialties	76	46	302	262
Total Materials Solutions	163	97	652	497
Industrial Specialties	20	(4)	105	72
Acetyl Intermediates	66	(242)	340	(3)
Eliminations	—	—	1	—
Total Acetyl Chain	86	(246)	446	69
Other Activities	(132)	(156)	(205)	(240)
Total	117	(305)	893	326

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
	(In $ millions, except per share data)
Net earnings (loss)	161	(301)	906	285

Adjusted EBIT(1)(2)
Advanced Engineered Materials	121	85	479	397
Consumer Specialties	106	109	418	411
Total Materials Solutions	227	194	897	808
Industrial Specialties	18	22	106	110
Acetyl Intermediates	68	60	347	388
Eliminations	—	—	1	—
Total Acetyl Chain	86	82	454	498
Other Activities	(24)	(20)	(73)	(70)
Total	289	256	1,278	1,236

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Advanced Engineered Materials	31	33	122	151
Consumer Specialties	27	27	110	108
Total Materials Solutions	58	60	232	259

Operating EBITDA(1)	360	332	1,566	1,515
Diluted EPS - continuing operations	$1.12	$(2.03)	$6.19	$2.01
Diluted EPS - total	$1.12	$(2.03)	$6.18	$2.00
Adjusted EPS(1)	$1.52	$1.25	$6.61	$6.02

Net cash provided by (used in) investing activities	(247)	(97)	(439)	(558)
Net cash provided by (used in) financing activities	(292)	(2)	(759)	(66)
Net cash provided by (used in) operating activities	(47)	136	893	862
Free cash flow(1)	(116)	74	623	556
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document below.

"I am pleased to report second highest GAAP earnings per share and highest ever adjusted earnings per share for the year. We had tremendous success in offsetting typical fourth quarter seasonality and muted demand growth to deliver outstanding results," said Mark Rohr, chairman and chief executive officer. "Our Materials Solutions core contributed significantly to growth by leveraging our broad and differentiated polymer portfolio and commercializing unique solutions for customers across applications. To further advance the momentum in engineered materials (Advanced Engineered Materials excluding affiliates), we announced an agreement to acquire Nilit Plastics' nylon compounding division which has a comprehensive product portfolio and state-of-the-art production facilities. The Acetyl Chain continued to press through low global utilization rates and a weak demand landscape by leaning on the integrated global footprint and expanded commercial flexibility. Strong business performance resulted in another quarter of robust cash generation that supported $200 million of share buy backs in the quarter for a total of $500 million for the year. In 2016, we increased dividends per share by 20 percent year over year and returned $201 million in dividends for the year. The success of our business models in both cores combined with the rigor of our productivity programs has enabled us to continue delivering strong and sustainable cash flow," said Rohr.
Full Year Business Segment Overview
Materials Solutions
Materials Solutions delivered its second highest GAAP operating profit of $652 million and highest-ever adjusted EBIT of $897 million for the year. The core demonstrated strong growth over the prior year as volume growth and productivity initiatives more than offset the decline in tow pricing and lower contributions from affiliates. Advanced Engineered Materials had its strongest year ever driven primarily by the success of our opportunity pipeline which supported strong volume growth year over year. In 2016, the number of projects launched exceeded targets, commercializing about 1,385 value-enhancing projects. These projects spanned across industries and product lines and were supported by deep understanding of customer needs. Recent acquisitions provide further opportunity to translate and extend the success of this model. Volume in Advanced Engineered Materials increased year-over-year, led by growth in Asia, but spread across the product portfolio.
Equity earnings from Advanced Engineered Materials affiliates declined $28 million year over year primarily driven by lower MTBE pricing in Ibn Sina partially offset by growth in earnings from Korea Engineering Plastics and Polyplastics.
Tow pricing was 8 percent lower in 2016 versus the prior year primarily due to a lower industry utilization rate outside of China but was more than offset by higher volumes and productivity gains. Volume increased compared to last year as the tow industry recovered from destocking in 2015.
Acetyl Chain
The Acetyl Chain leveraged its position as a global leader across the value chain and its commercial agility to persevere in a low utilization and deflationary raw materials environment. Pricing for acetyl products was lower in 2016 versus the prior year primarily due to lower methanol pricing for most of the year which offset productivity improvements. The core grew margin despite pricing pressure and softer demand by effectively leveraging low-cost facilities in the U.S. Gulf Coast and Singapore. In 2016, the newest vinyl acetate ethylene (VAE) production unit on Jurong Island, Singapore, came on-line to support growing demand for ecologically friendly materials in Southeast Asia.
Recent Highlights

•
Signed a definitive agreement to acquire the nylon compounding division from Nilit Group, a major independent producer of high performance nylon resins, fibers and compounds. Celanese will acquire Nilit Plastics’ nylon compounding product portfolio, customer agreements and manufacturing, technology and commercial facilities.

•
On December 1, 2016, completed the transaction to acquire the Forli, Italy based SO.F.TER. Group, one of the world’s largest independent thermoplastic compounders. SO.F.TER. Group’s sophisticated and modern manufacturing facilities and product portfolio provide a vehicle for additional growth, investment and synergies.

•
Accelerated the launch of 389 projects in the fourth quarter, an all-time record, for a total of 1,385 new project commercializations in 2016 in Advanced Engineered Materials. The growing success of the opportunity pipeline demonstrates the efficiency and rigor of managing unique customer needs.

•
Earned top plastic and automotive industry recognition at the Society of Plastics Engineers' 46th Annual Automotive Division Innovation Awards Gala in Detroit, Michigan. Celanese won in two categories, Safety and Body Exterior, as the materials supplier for award-winning components of the all-new 2017 Ford Super Duty pickup.

Fourth Quarter Business Segment Overview
Materials Solutions
Materials Solutions delivered strong growth over last year primarily due to volume growth, lower raw material costs and productivity initiatives which more than offset lower pricing. Advanced Engineered Materials recorded its second highest fourth quarter GAAP operating profit of $87 million and record fourth quarter adjusted EBIT of $121 million. Profits grew significantly over the fourth quarter of 2015, overcoming normal seasonality. The opportunity pipeline drove broad-based growth by solving unmet customer needs and commercializing projects independent of seasonal trends. A record 389 projects were launched in the fourth quarter, successfully commercializing products across multiple industries and applications. Productivity combined with lower raw material costs more than offset mix-driven pricing decline in Advanced Engineered Materials. Volume grew versus the fourth quarter in 2015, primarily driven by growth in Asia.
Consumer Specialties maintained profitability year over year as productivity initiatives and lower raw material costs offset a 10 percent decline in tow pricing.
Acetyl Chain
The Acetyl Chain demonstrated the strength of its flexible commercial model by improving margins and growing profitability year over year despite muted demand and a sluggish raw material environment. Productivity gains and a reduction in raw material costs more than offset pricing pressure and volume decline. Increased optionality from a global asset base enabled reduction in costs throughout the chain as raw material dynamics evolved. VAM pricing in Asia was lower versus the same quarter last year due to low industry utilization, while global pricing in emulsion polymers was weaker primarily due to lower raw material costs, mainly VAM. Volume was lower in VAM in Europe and due to weak demand for EVA polymers in Asia.
Cash Flow
Operating cash flow was $893 million for the year. Free cash flow was $923 million before including $300 million of voluntary pension deleveraging in the US pension plan. Capex for the year was $246 million and $60 million for the quarter.
$701 million of cash was returned to shareholders, repurchasing 7.0 million shares for $500 million and distributing $201 million in dividends for the year. As of December 31, 2016, $531 million remains under the current share repurchase authorization.

Outlook
"In 2016, we successfully executed on our plans to deliver yet another year of strong growth despite several headwinds. We saw great success from our opportunity pipeline in Materials Solutions and managed with strength through a difficult operating environment in the Acetyl Chain. In 2017, we are starting to see early signs of recovery in the Chinese economy while Europe and the Americas remain stable. Advanced Engineered Materials should continue to unlock value by commercializing new projects and extending the pipeline model through our recent acquisitions. The prevailing uplift in the raw materials complex is encouraging and allows us to flex the acetyl value chain to expand margins globally. We believe that the agility of our business models in both the cores and our commitment to productivity will enable us to grow over the headwinds in tow and currency. At this time, we see a path to increasing adjusted earnings per share in the range of 8-11% in 2017, with a back-half loaded earnings profile due to major planned turnarounds in the first half," said Rohr.
Regarding a forward view on a US GAAP basis, we are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. The Company's earnings presentation and prepared remarks related to the fourth quarter and full year results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations prior to market open on February 1, 2017. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Surabhi Varshney	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 3078	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Surabhi.Varshney@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese's global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,300 employees worldwide and had 2016 net sales of $5.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions including the announced stock purchase transaction. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release, including with respect to the acquisition. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. As described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, the Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the Company's Advanced Engineered Materials segment and the Consumer Specialties segment.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core (i.e. Acetyl Chain and/or Materials Solutions) may also be referred to by management as core income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin. Adjusted EBIT margin by core may also be referred to by management as core income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures

Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about February 1, 2017 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended December 31,
	2016	2015
	(In $ millions, except share and per share data)
Net sales	1,311	1,334
Cost of sales	(989)	(1,075)
Gross profit	322	259
Selling, general and administrative expenses	(184)	(209)
Amortization of intangible assets	(2)	(2)
Research and development expenses	(20)	(21)
Other (charges) gains, net	1	(332)
Foreign exchange gain (loss), net	(2)	1
Gain (loss) on disposition of businesses and asset, net	2	(1)
Operating profit (loss)	117	(305)
Equity in net earnings (loss) of affiliates	41	43
Interest expense	(29)	(33)
Refinancing expense	—	—
Interest income	1	—
Dividend income - cost investments	26	27
Other income (expense), net	—	(2)
Earnings (loss) from continuing operations before tax	156	(270)
Income tax (provision) benefit	5	(31)
Earnings (loss) from continuing operations	161	(301)
Earnings (loss) from operation of discontinued operations	—	—
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	—	—
Earnings (loss) from discontinued operations	—	—
Net earnings (loss)	161	(301)
Net (earnings) loss attributable to noncontrolling interests	(1)	3
Net earnings (loss) attributable to Celanese Corporation	160	(298)
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	160	(298)
Earnings (loss) from discontinued operations	—	—
Net earnings (loss)	160	(298)
Earnings (loss) per common share - basic
Continuing operations	1.13	(2.03)
Discontinued operations	—	—
Net earnings (loss) - basic	1.13	(2.03)
Earnings (loss) per common share - diluted
Continuing operations	1.12	(2.03)
Discontinued operations	—	—
Net earnings (loss) - diluted	1.12	(2.03)
Weighted average shares (in millions)
Basic	141.9	146.9
Diluted	142.6	146.9

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2016	2015
	(In $ millions, except share and per share data)
Net sales	5,389	5,674
Cost of sales	(3,984)	(4,356)
Gross profit	1,405	1,318
Selling, general and administrative expenses	(416)	(506)
Amortization of intangible assets	(9)	(11)
Research and development expenses	(78)	(119)
Other (charges) gains, net	(11)	(351)
Foreign exchange gain (loss), net	(1)	4
Gain (loss) on disposition of businesses and asset, net	3	(9)
Operating profit (loss)	893	326
Equity in net earnings (loss) of affiliates	155	181
Interest expense	(120)	(119)
Refinancing expense	(6)	—
Interest income	2	1
Dividend income - cost investments	108	107
Other income (expense), net	(2)	(8)
Earnings (loss) from continuing operations before tax	1,030	488
Income tax (provision) benefit	(122)	(201)
Earnings (loss) from continuing operations	908	287
Earnings (loss) from operation of discontinued operations	(3)	(3)
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	1	1
Earnings (loss) from discontinued operations	(2)	(2)
Net earnings (loss)	906	285
Net (earnings) loss attributable to noncontrolling interests	(6)	19
Net earnings (loss) attributable to Celanese Corporation	900	304
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	902	306
Earnings (loss) from discontinued operations	(2)	(2)
Net earnings (loss)	900	304
Earnings (loss) per common share - basic
Continuing operations	6.22	2.03
Discontinued operations	(0.01)	(0.01)
Net earnings (loss) - basic	6.21	2.02
Earnings (loss) per common share - diluted
Continuing operations	6.19	2.01
Discontinued operations	(0.01)	(0.01)
Net earnings (loss) - diluted	6.18	2.00
Weighted average shares (in millions)
Basic	144.9	150.8
Diluted	145.7	152.3

Consolidated Balance Sheets - Unaudited

	As of December 31, 2016	As of December 31, 2015
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	638	967
Trade receivables - third party and affiliates, net	801	706
Non-trade receivables, net	223	285
Inventories	720	682
Deferred income taxes	—	68
Marketable securities, at fair value	30	30
Other assets	60	49
Total current assets	2,472	2,787
Investments in affiliates	852	838
Property, plant and equipment, net	3,577	3,609
Deferred income taxes	159	222
Other assets	307	300
Goodwill	796	705
Intangible assets, net	194	125
Total assets	8,357	8,586
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	118	513
Trade payables - third party and affiliates	625	587
Other liabilities	322	330
Deferred income taxes	—	30
Income taxes payable	12	90
Total current liabilities	1,077	1,550
Long-term debt	2,890	2,468
Deferred income taxes	130	136
Uncertain tax positions	131	167
Benefit obligations	893	1,189
Other liabilities	215	247
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,531)	(1,031)
Additional paid-in capital	157	136
Retained earnings	4,320	3,621
Accumulated other comprehensive income (loss), net	(358)	(348)
Total Celanese Corporation stockholders' equity	2,588	2,378
Noncontrolling interests	433	451
Total equity	3,021	2,829
Total liabilities and equity	8,357	8,586